Exhibit 10.17(d)

CONFIDENTIAL

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”), dated as of July 8, 2020, by and between Brooklyn Immunotherapeutics LLC, a Delaware limited liability company (the “Company”), and Lynn Mason (the “Employee”), provides:

WHEREAS, the Employee is a key employee of the Company; and

WHEREAS, the parties desire to enter into this Agreement in order to induce Employee to continue Employee’s employment with the Company.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Consideration.

(a) In consideration of the Employee’s continuing full and faithful performance of Employee’s duties as an employee of the Company for a period commencing as of the date hereof and ending on January 8, 2021 (the “Initial Retention Period”), the Company agrees to pay to the Employee, in addition to the Employee’s regular compensation and subject to the provisions of subsection 1(b) below, the lump sum of Two Hundred Thousand Dollars ($200,000.00) within thirty (30) days after January 8, 2021 (the “Initial Retention Payment”), in accordance with the Company’s payroll practices, in order to induce the Employee to remain in the employ of the Company for the entirety of the Initial Retention Period. The Initial Retention Payment shall be subject to payroll taxes and other withholdings required by applicable law.

(b) In the event (i) Employee’s employment with the Company is terminated prior to the end of the Initial Retention Period (A) by the Company for “Cause” (as defined in Section 5 of the Employee’s October 30, 2018 Letter Agreement with the Company) or (B) due to the Employee’s resignation for any reason, or (ii) Employee does not perform Employee’s duties assigned by the Company, the Employee shall not be entitled to the Initial Retention Payment. In the event Employee’s employment with the Company is terminated prior to the end of the Initial Retention Period by the Company without “Cause” or upon the death or disability of Employee, the Company shall pay Employee the Initial Retention Payment. For purposes of this Agreement and the October 30, 2018 Letter Agreement, the parties agree that “disability” shall mean the inability of the Employee to perform Employee’s essential duties and obligations as an employee of the Company to the reasonable satisfaction of the Company, with or without a reasonable accommodation, due to a mental or physical impairment (as determined by a practicing medical doctor satisfactory to the Company)

(c) The Company may unilaterally elect a Second Retention Period from January 8, 2021 to July 8, 2021. Should the Company do so, the same terms and conditions of Sections 1(a)-1(b) shall apply to the Second Retention Period. The Company will pay the Employee a lump sum of Two Hundred Thousand Dollars ($200,000.00) within thirty (30) days after July 8, 2021, as long as the Employee’s employment was not previously terminated for “Cause” or due to the Employee’s resignation or Employee’s failure to perform assigned duties.

(d) Nothing in this Agreement is intended to or shall be construed to create a contract of employment for any specific duration. Employee’s employment with the Company may be terminated by either the Employee or the Company at any time with or without Cause, as employment is expressly continued to be employment at will.

2. Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, sent by receipted overnight courier or mailed, postage prepaid, registered or certified mail, to the following addresses or at such other addresses as the Company or the Employee may designate from time to time in writing:

If to the Employee: Lynn Mason	If to the Company: Brooklyn Immunotherapeutics LLC 140 58th Street Building A, Suite 2100 Brooklyn, NY 11220

3. Governing Law/Arbitration. This Agreement shall be construed in accordance with and be governed by the internal laws of the State of New York, without regard to the choice of law principles of any jurisdiction. The parties agree that any dispute arising out of or related to this Agreement shall be resolved by final and binding arbitration under the auspices of the American Arbitration Association. This agreement to arbitrate waives the parties’ rights to litigate their disputes in court or receive a jury trial.

4. Assignment. The Employee acknowledges that this Agreement is a contract for the Employee’s personal services, and, therefore, it is not assignable by the Employee. The Company may, at its discretion, assign this Agreement to any successor to its assets or stock as a consequence of merger or acquisition. This Agreement shall be enforceable by the parties’ successors and permitted assigns. Following an assignment by the Company, all references herein to “the Company” shall be deemed to apply to the Company’s successors and assigns, and all rights and privileges granted the Company hereunder shall be deemed granted to the Company’s successors or assigns.

5. Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

6. Amendment, Modification and Waiver; Third Party Beneficiaries. This Agreement may be amended, modified, superseded or canceled only by a written instrument executed by the Employee and the Company. The waiver by any party of any breach of any provision shall not be construed as a waiver of any other provision by such party. Each party shall have the right to waive fulfillment of a covenant of which it is the beneficiary, but such waiver may be made only by written instrument executed by such party. No extension of time for performance of any obligations or other acts hereunder shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Any change in the position of the Employee shall not affect or change any obligations under this Agreement. Nothing expressed or implied herein shall be construed to give any other individual or entity (any legal or equitable rights hereunder.

7. Integration. This Agreement does not supersede the Employee’s October 30, 2018 Letter Agreement with the Company, including Attachment A thereto (as amended by the parties’ March 12, 2020 Amendment To Employment Agreement), which shall continue in full force and effect. Otherwise, this Agreement is the entire agreement between the parties concerning the subject matter hereof, and supersedes any other prior or contemporaneous agreements, understandings, or arrangements concerning such subject matter.

8. Miscellaneous.

(a) The prevailing party shall be entitled to recover reasonable attorneys’ fees and litigation costs fixed by the arbitrator.

(b) This Agreement shall be interpreted according to the fair and common meaning of its terms and shall not be construed in favor of, or against, either of the parties hereto by reason of the extent to which this Agreement or any such provision hereof (i) is inconsistent with any prior draft hereof or (ii) was drafted by one party or the other to this Agreement.

(c) Employee acknowledges that Employee has been given the opportunity to have her own attorney review this Agreement prior to signing it and that Employee has read and understands this Agreement.

9. Counterparts. This Agreement may be executed and delivered in multiple original, facsimile or electronic counterparts (including via PDF), each of which will be deemed an original, but all of which when taken together shall constitute one and the same agreement.

WITNESS the following signatures:

EMPLOYEE:

/s/ Lynn Mason
Lynn Mason

Brooklyn Immunotherapeutics LLC

By:	/s/ Charles Cherington
Print Name:	Charles Cherington
Title:	Authorized Signatory